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                                                            EXHIBIT 4.2


                      SUN HEALTHCARE GROUP, INC.
                     CERTIFICATE OF DESIGNATIONS
                                  OF
                 SERIES B CONVERTIBLE PREFERRED STOCK


     Sun Healthcare Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Company as required by
Section 151 of the General Corporation Law at a meeting duly called and held on February 13, 1997:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company (the "Board of Directors" or the "Board") in accordance with the Company s Certificate of Incorporation, as amended to date (the "Certificate of Incorporation"), the Board of Directors hereby creates a series of preferred stock, par value $.01 per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

     Section 1.  Designation and Amount.  There is hereby
established a series of Preferred Stock of the Corporation
designated  Series B Convertible Preferred Stock.   The number of
shares of this series of Convertible Preferred Stock shall be 300,000 shares.

     Section 2.  Conversion Rights.

     a. Right to Convert. Each share of Series B Convertible Preferred Stock may be converted at the option of the holder thereof at any time and from time to time, and without the payment of any additional consideration thereof, into the number of fully paid, nonassessable shares of Common Stock, par value $.01 per share, of the Corporation (the Common Stock ) equal to (x) $10 divided by the lesser of (i) $7.638125 or (ii) 85% of the average closing bid price of the Common Stock, par value $.0001 per share, of Retirement Care Associates, Inc. ("RCA") for the five trading days prior to June 30, 1998, plus (y) additional shares equal to $10.00 per share of Series F Convertible Preferred Stock of RCA multiplied by 8% per annum from September 25, 1996 divided by the conversion price set forth in (x) (the "Conversion Price").

     b. Automatic Conversion. Each share of Series B Convertible Preferred Stock not previously converted at the election of the holder thereof shall automatically be converted into shares of Common Stock on October 2, 1998.

     c.  Mechanics of Conversion.

          (i) No fractional shares of Common Stock shall be issued upon conversion of Series B Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In the case of a dispute as to the calculation of the Conversion Price, the Corporation's calculations shall be deemed conclusive absent manifest error. In order to convert Series B Convertible Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, either by overnight courier or 2-day courier, to the Corporation or its designated representative, and shall give written notice to the Corporation, with a copy to such representative that the holder elects to convert the same, the number of shares of Series B Convertible Preferred Stock so converted and a calculation of the Conversion Price (with an advance copy of the certificate(s) and the notice by facsimile to the Corporation, with a copy to such representative); provided, however, that the Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series B Convertible Preferred Stock are delivered to the Corporation or its designated representative as provided above, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

          (ii) The Corporation shall use its best efforts to issue and deliver within three (3) business days after delivery to the Corporation or its designated representative of such Series B Convertible Preferred Stock certificates, or after such agreement and indemnification, to such holder of Series B Convertible Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, free of any restrictive legend. The Corporation shall not be deemed to have used its best efforts if its failure so to deliver such certificates is caused by (x) a lack of sufficient authorized but unissued shares of Common Stock available to effect conversion or (y) non-compliance with the New York Stock Exchange s requirements as to the listing of additional shares or shareholder approval of additional issuances of stock. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date on which such notice of conversion is telecopied to the Corporation or its designated representative, provided the original certificates representing the shares of Series B Convertible Preferred Stock to be converted are received by the Corporation or its designated representative within three (3) business days thereafter, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion. If the original certificates representing the shares of Series B Convertible Preferred Stock to be converted are not so received by the Corporation or its designated representative within such three (3) business day period, the notice of conversion shall become null and void.

     Section 3.  Corporate Events.

     a. Notices of Record Date. In the event of (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation and any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Convertible Preferred Stock at least twenty (20) days prior to the record date specified herein, a notice specifying (A) the date on which any such record date is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution,
(B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) become eligible to receive securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution or winding up.

     b. Corporate Changes. The Conversion Price shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the corporation, any stock dividend, stock split or share combination of the Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Corporation s equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), the Series B Convertible Preferred Stock shall be assumed by the acquiring entity and thereafter the Series B Convertible Preferred Stock shall be convertible into such class and type of securities as the holder would have received had the holder converted the Series B Convertible Preferred Stock immediately prior to such Corporate Change, as appropriately adjusted to equitably reflect the Conversion Price and any stock dividend, stock split or share combination of the Common Stock after such corporate event, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series B Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series B Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof

     Section 4. Spin Offs, Liquidating Distributions. In the event that the Corporation shall make any distribution of its assets upon or with respect to its Common Stock, as a liquidating or partial liquidating dividend, or other than as a dividend payable out of earnings or any surplus legally available for dividends under the laws of the state of incorporation of the Corporation, each holder of any Series B Convertible Preferred Stock then outstanding shall receive the amount of such assets which would be distributed to such holder if he had exercised his right to convert immediately prior to the record date for such distribution or, in the absence of a record date, immediately prior to the date of such distribution.

     Section 5.  Reservation of Stock Issuable upon Conversion.
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Convertible Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to affect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     Section 6.  Liquidation Preference.

     a. In the event of any liquidation, dissolution or winding up of the Corporation (other than a partial liquidation described in Section 3(b)), either voluntary or involuntary, the holders of shares of Series B Convertible Preferred Stock shall be entitled to receive, immediately after distributions of senior securities required by the Corporation s Certificate of Incorporation, and prior and in preference to any distribution to junior securities but in parity with any distribution to parity securities, an amount per share equal to the sum of (i) $10.00 and (ii) an amount equal to $0.40 per annum for the period from October 2, 1996 to the date of such liquidation, dissolution or winding up. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series B Convertible Preferred Stock and parity securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series B Convertible Preferred Stock and the parity securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Convertible Preferred Stock and the parity securities, pro rata, based on the respective liquidation amounts to which such series of stock is entitled by the Corporation s Certificate of Incorporation.

     b. Upon the completion of the distribution required by subsection 6(a), if assets remain in this Corporation, they shall be distributed to holders of parity securities (unless holders of parity securities have received distributions pursuant to subsection 6(a) above) and junior securities in accordance with the Corporation's Certificate of Incorporation.

     c. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or distribution of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 6, but shall instead be treated pursuant to Section 3 hereof.

     Section 7.  Voting Rights.

     a. The holders of Series B Convertible Preferred Stock will have the same voting rights as holders of the Common Stock, except as set forth below or as otherwise from time to time required by law.

     b. The holders of Series B Convertible Preferred Stock shall be entitled to vote with the holders of Common Stock, voting together with such holders as one class, on all matters for which the holders of Common Stock are entitled to vote, with each share of Series B Convertible Preferred Stock entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.

     c. The affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series B Convertible Preferred Stock, voting separately as a class, will be required for an amendment, alteration or repeal of the Corporation s Certificate of Incorporation if, and only if, the amendment, alteration or repeal adversely affects the powers, preferences or special rights of the Series B Convertible Preferred Stock.

     d. To the extent that under Delaware law the vote of the holders of the Series B Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series B Convertible Preferred Stock shall constitute the approval of such action by the class. Holders of the Series B Convertible Preferred Stock shall be entitled to notice of all shareholders meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation s by-laws and applicable statutes.

     Section 8. Protective Provisions. So long as shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not take any action that would impair the rights of the holders of the Series B Convertible Preferred Stock set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of all of the holders of the then outstanding shares of Series B Convertible Preferred Stock;

     a. alter or change the rights, preferences or privileges of the shares of the Series B Convertible Preferred Stock or any other securities so as to affect adversely the Series B Convertible
Preferred Stock;

     b. create any new class of stock having a preference over, or being on a parity with, the Series B Convertible Preferred Stock with respect to distributions pursuant to Section 6 above; or

     c. do any act or thing which would result in taxation of the holders of shares of the Series B Convertible Preferred Stock under
Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereinafter from time to time amended).

     Section 9. Status of Converted or Reacquired Stock. In case any shares of Series B Convertible Preferred Stock shall be converted Pursuant to Section 2 hereof the shares so converted shall cease to be a part of the authorized capital stock of the Corporation

     Section 9. Dividend Provisions. The holders of shares of the Series B Convertible Preferred Stock are not entitled to receive any dividends.

     Section 10. Notices. Any notice required to be given to holders of shares of Series B Convertible Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such bolder of record at his address appearing on the books of the Corporation, or upon personal delivery at the aforementioned address.

     IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Financial
Officer this 30th day of June, 1998.

                           /s/ Robert D. Woltil
                    By:    _______________________
                    Name:  Robert D. Woltil
                    Title: Chief Financial Officer

                          CERTIFICATE OF CORRECTION
                                    OF
                        SUN HEALTHCARE GROUP, INC.
                        CERTIFICATE OF DESIGNATIONS
                  OF SERIES B CONVERTIBLE PREFERRED STOCK


It is hereby certified that:

     1.  The name of the corporation (the "Corporation") is Sun
Healthcare Group, Inc.

     2.  The Certificate of Designations of Series B Convertible
Preferred Stock of the Corporation which was filed with the Secretary of State of Delaware on June 30, 1998, is an inaccurate record of the corporate action therein referred to and is hereby corrected pursuant to Section 103(f) of the Delaware General Corporation Law.

     3. The inaccuracy to be corrected in said instrument is as follows:

           Section 2.  Conversion Rights.

          a. Right to Convert. Each share of Series B Convertible Preferred Stock may be converted at the option of the holder thereof at any time and from time to time, and without the payment of any additional consideration thereof, into the number of fully paid, nonassessable shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") equal to (x) $10 divided by the lesser of (i) $7.638125 or (ii) 85% of the average closing bid price of the Common Stock, par value $.0001 per share, of Retirement Care Associates, Inc. ( RCA ) for the five trading days prior to June 30, 1998, plus (y) additional shares equal to $10.00 per share of Series F Convertible Preferred Stock of RCA multiplied by 8% per annum from September 25, 1996 divided by the conversion price set forth in (x) (the "Conversion Price").

     4. The portion of the instrument in corrected form is as follows:
           Section 2.  Conversion Rights.

         a. Right to Convert. Each share of Series B Convertible Preferred Stock may be converted at the option of the holder thereof at any time and from time to time, and without the payment of any additional consideration thereof, into fully paid, nonassessable shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") (the "Conversion Price"), which represents the number of shares of Common Stock as shall be determined by (i) dividing (A) $10.00 by (B) the lesser of (a) $7.638125 or (b) 85% of the average closing bid price of the Common Stock, par value $.0001 per share, of Retirement Care Associates, Inc. ( RCA ) as reported by the
     New York Stock Exchange for the five consecutive trading days immediately prior to June 30, 1998, (ii) adding (x) $10.00 per share multiplied by 8% per annum from September 25, 1996 through June 30, 1998 (y) divided by the number determined pursuant to (i)(B) above, and (iii) multiplying such number by 0.505.

     The undersigned further declares, under penalty of perjury, that this instrument is the act and deed of the Corporation and that the facts stated herein are true.

     IN WITNESS WHEREOF, this Certificate of Correction is executed on behalf of the Corporation on this 10th day of July, 1998.

                                 /s/ Robert D. Woltil
                         By:     _______________________
                         Name:   Robert D. Woltil
                         Title:  Chief Financial Officer